UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

TierOne Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

1235 N Street
Lincoln, Nebraska 68508

March 28, 2006

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of TierOne Corporation to be held in the Regents A Room at the Embassy Suites Hotel located at 1040 P Street, Lincoln, Nebraska, on Wednesday, May 17, 2006 at 10:00 a.m., Central Daylight Time.

        At the Annual Meeting, you will be asked to elect two (2) directors for three-year terms and ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006. Each of these matters is more fully described in the accompanying materials.

        It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote your shares today even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

        Your continued support of TierOne Corporation is sincerely appreciated.

Very truly yours, /s/ Gilbert G. Lundstrom Gilbert G. Lundstrom Chairman of the Board and Chief Executive Officer

TIERONE CORPORATION
1235 N Street
Lincoln, Nebraska 68508
(402) 475-0521

_________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 17, 2006

_________________

        Our Annual Meeting of Shareholders will be held in the Regents A Room at the Embassy Suites Hotel located at 1040 P Street, Lincoln, Nebraska, on Wednesday, May 17, 2006 at 10:00 a.m., Central Daylight Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1)	To elect two (2) directors for three-year terms and until their successors are elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006; and

(3)	To transact such other business as may properly come before the meeting or at any adjournment or postponement thereof. We are not aware of any other such business.

        You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting if you are a shareholder of record as of the close of business on March 20, 2006, the record date for the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Eugene B. Witkowicz Eugene B. Witkowicz Corporate Secretary

Lincoln, Nebraska
March 28, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY GIVING NOTICE IN WRITING TO THE SECRETARY OF THE CORPORATION, BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN OPEN MEETING.

TIERONE CORPORATION

PROXY STATEMENT

_________________

ANNUAL MEETING OF SHAREHOLDERS

_________________

        This Proxy Statement is furnished to holders of common stock of TierOne Corporation, the parent holding company of TierOne Bank. Our Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held in the Regents A Room at the Embassy Suites Hotel located at 1040 P Street, Lincoln, Nebraska, on Wednesday, May 17, 2006, at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement of the Annual Meeting for the purposes set forth in the Notice of Annual Meeting of Shareholders. Our Annual Report on Form 10-K and this Proxy Statement are first being mailed to shareholders on or about March 28, 2006.

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

What is the purpose of the Annual Meeting?

        At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, including the election of directors and the ratification of the appointment of our independent auditors. In addition, management will report on the performance of TierOne Corporation and respond to questions from shareholders.

Who is entitled to vote?

        Only our shareholders of record as of the close of business on the record date for the Annual Meeting, March 20, 2006, are entitled to vote at the meeting. On the record date, we had 18,152,773 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I submit my proxy?

        After you have carefully read this Proxy Statement, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible or, if you are the record holder, you may appoint a proxy by utilizing our toll-free telephone voting option by calling 1-800-PROXIES (our telephone voting option is not available if your shares are held in street name, but you may be able to vote by telephone or Internet if provided for by your broker). This will enable your shares to be represented and voted at the Annual Meeting.

If my shares are held in “street name” by my broker, could my broker automatically vote my shares for me?

        Yes. Your broker may vote in his or her discretion on the election of directors and the ratification of the appointment of our independent auditors if you do not furnish instructions.

Can I attend the meeting and vote my shares in person?

        Yes. All shareholders are invited to attend the Annual Meeting. Shareholders of record can vote in person at the Annual Meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker or other nominee how you can vote in person at the Annual Meeting.

Can I change my vote after I return my proxy card?

        Yes. If you have not voted through your broker or other nominee, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy card.

•	First, you may send a written notice to our Corporate Secretary, Mr. Eugene B. Witkowicz, TierOne Corporation, 1235 N Street, Lincoln, Nebraska 68508, stating that you would like to revoke your proxy.
•	Second, you may submit a duly executed proxy bearing a later date. Any earlier proxies will be revoked automatically.
•	Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

        If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and shares subject to broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What are the Board of Directors’ recommendations?

        The recommendations of the Board of Directors are set forth under the description of each proposal in this Proxy Statement. In summary, the Board of Directors recommends that you vote FOR the Board’s nominees as directors and FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.

        The proxy solicited hereby, if properly submitted to us and not revoked prior to its use, will be voted in accordance with your instructions. If no contrary instructions are given, each properly submitted proxy will be voted in the manner recommended by the Board of Directors and, in the event of the transaction of such other business as may properly come before the Meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve the proposals?

        The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. The two nominees for director receiving the most “for” votes will be elected. Approval of the ratification of the appointment of our independent auditors will require the affirmative vote of a majority of the votes cast on the proposal.

        Abstentions, withholding of authority to vote or broker non-votes are not counted as votes cast. Accordingly, abstentions, withholding of authority to vote or broker non-votes will have no effect on the vote and will not be counted in determining whether the proposals at the Annual Meeting receive the required shareholder vote for approval.

Whom should I call with questions?

        You should call our proxy solicitor, Georgeson Shareholder Communications, Inc., toll-free at 1-800-501-4431.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

        Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered three-year terms and until their successors are elected and qualified.

        At the Annual Meeting, you will be asked to elect two directors for three-year terms expiring in 2009 and until their successors are elected and qualified. Our Nominating and Corporate Governance Committee has nominated Gilbert G. Lundstrom, Esq. and Ms. Joyce Person Pocras to stand for re-election at the Annual Meeting. No nominee for director is related to any other director or executive officer by blood, marriage or adoption. Shareholders are not permitted to use cumulative voting for the election of directors. Our Board of Directors has determined that a majority of our members are independent directors as defined in the Nasdaq National Market’s listing standards. The current independent members are Directors Spence, McConnell, Pocras, and Hoskins.

        Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees selected by our Board of Directors. At this time, the Board of Directors knows of no reason why either of the nominees listed below will not be able to serve as a director if elected.

        The following tables present information concerning the nominees for director and directors whose term continue, all of whom also serve as directors of TierOne Bank. Ages are reflected as of March 20, 2006.

Nominees for Director for Three-year Terms Expiring in 2009

Name	Age	Position with TierOne Corporation and TierOne Bank (if any) and Principal Occupation During the Past Five Years	Director of TierOne Bank Since
Gilbert G. Lundstrom, Esq.	64	Chairman of the Board and Chief Executive Officer	1994
		of TierOne Corporation since April 2002 and
		TierOne Bank since October 2001; prior thereto Mr.
		Lundstorm served as Chairman of the Board,
		President and Chief Executive Officer from
		September 1999. From 1996 to 1999, he served as
		Director, President and Chief Executive Officer of
		TierOne Bank. He joined TierOne Bank in 1994. He
		was a director of the Federal Home Loan Bank of
		Topeka and serves on the Board of Directors of
		Sahara Enterprises, Inc., Chicago, Illinois.
		Prior to 1994, he was the managing partner of
		Woods & Aitken Law Firm, Lincoln, Nebraska, where
		he practiced law for 25 years. Woods & Aitken
		serves as general counsel to TierOne Bank.

Joyce Person Pocras	63	Director. CPA (inactive), independent investor;	1994
retired in 1993 as the internal auditor of First
Federal Lincoln Bank, now known as TierOne Bank.

        The Board of Directors recommends that you vote FOR the election of each of the nominees for Director.

Directors Whose Terms are Continuing

Directors With Terms Expiring in 2007

Name	Age	Position with TierOne Corporation and TierOne Bank (if any) and Principal Occupation During the Past Five Years	Director of TierOne Bank Since
Ann Lindley Spence	71	Director. Retired; previously, President of Spence	1989
		Title Services, Inc., a title insurance company
		located in Omaha, Nebraska.
Charles W. Hoskins	69	Director. Self-employed financial advisor; retired	2004
		partner of Deloitte & Touche having last served as
		National Director of Japanese Business
		Development, Los Angeles, California.

Directors With Terms Expiring in 2008

Name	Age	Position with TierOne Corporation and TierOne Bank (if any) and Principal Occupation During the Past Five Years	Director of TierOne Bank Since
James A. Laphen	57	Director. President and Chief Operating Officer of	2000
		TierOne Corporation since April 2002 and TierOne
		Bank since October 2001. Mr. Laphen joined
		TierOne Bank in September 2000 as Senior Executive
		Vice President and Chief Operating Officer. Prior
		thereto he served as President and Chief Operating
		Officer of Commercial Federal Bank, Omaha,
		Nebraska, from 1994 to July 2000.
Campbell R. McConnell, Ph.D.	77	Director. Retired; currently Professor Emeritus of	1974
		Economics, University of Nebraska-Lincoln.

        With the exception of Mr. Hoskins who was elected as a director in 2004, all existing directors have served as directors of TierOne Corporation since 2002, the year our company was formed.

Executive Officers Who Are Not Directors

        Set forth below is the information with respect to the principal occupations during the last five years for the six executive officers of TierOne Bank who do not serve as directors. Mr. Witkowicz also serves as an executive officer of TierOne Corporation. The other executive officers of TierOne Corporation are Messrs. Lundstrom and Laphen. Ages are reflected as of March 20, 2006.

Name	Age	Principal Occupation During the Past Five Years
Eugene B. Witkowicz	58	Executive Vice President, Chief Financial Officer, Corporate Secretary and
		Treasurer of TierOne Corporation since 2003; prior thereto, Executive Vice
		President, Corporate Secretary, Treasurer and Director of Finance of TierOne
		Bank since 2001. Previously, Executive Vice President, Treasurer and Chief
		Financial Officer since 1992. Mr. Witkowicz joined TierOne Bank in 1972.
Gale R. Furnas	52	Executive Vice President and Director of Lending of TierOne Bank since 1998.
		Previously, Senior Vice President/Loan Sales Manager and Assistant Director
		of Lending since 1996. Mr. Furnas joined TierOne Bank in 1976.
Roger R. Ludemann	57	Executive Vice President and Director of Retail Banking of TierOne Bank since
		1997. Previously, Executive Vice President and Director of Consumer Services
		since September 1997. Mr. Ludemann joined TierOne Bank in 1995.
Larry L. Pfeil	63	Executive Vice President and Director of Administration of TierOne Bank since
		2000. Previously, Executive Vice President and Director of Financial
		Services of TierOne Bank since 1982. Mr. Pfeil joined TierOne Bank in 1971.
David L. Kellogg	47	Senior Vice President and Controller of TierOne Bank since March 2004; prior
		thereto, Controller of TierOne Bank since September 2003; Client Relationship
		Manager, Fiserv, Inc., a banking software and services company, from 2001 to
		2003; Assistant Corporate Controller, Commercial Federal Bank, Omaha,
		Nebraska, from 1982 to 2001.
Edward J. Swotek	44	Senior Vice President and Strategic Planning and Investor Relations Officer
		of TierOne Bank since August 2005; prior thereto, Senior Vice President and
		Strategic Planning Officer since 2000. Mr. Swotek joined TierOne Bank in
		1987.

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2005, the Board of Directors of TierOne Corporation and TierOne Bank met twelve times. All directors of TierOne Corporation attended all of the Board meetings held during the year and all of the meetings held by all committees of the Board on which he/she served. The Board of Directors of TierOne Corporation has standing Audit, Compensation and Nominating and Corporate Governance Committees.

        Audit Committee. The Audit Committee’s primary duties and responsibilities are to: appoint the independent auditors; monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance; monitor the qualifications, independence and performance of the independent auditors and internal auditing department; and, provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors. The Audit Committee is comprised of four directors who are independent directors as defined in the Nasdaq National Market’s listing standards and rules of the Securities and Exchange Commission. The current members of the Audit Committee are Directors Hoskins, Spence, Pocras and McConnell (Chairman). The Board of Directors has determined that Ms. Pocras and Mr. Hoskins meet the Securities and Exchange Commission’s definition of audit committee financial expert. The report of the Audit Committee is set forth on page 20. The Audit Committee of TierOne Corporation met five times in 2005.

        Compensation Committee. It is the responsibility of the Compensation Committee of the Board of Directors to institute a program which effectively provides incentive for executive management to lead TierOne Corporation to its full potential. The current members of the committee are Directors Hoskins, McConnell, Spence and Pocras (Chairperson). No member of the Compensation Committee is a current officer or employee of TierOne Corporation, TierOne Bank or any subsidiary of us and all are independent directors under the Nasdaq National Market’s listing standards. The report of the Compensation Committee with respect to compensation and benefits for the Chief Executive Officer and all other executive officers is set forth on pages 13. The Compensation Committee met five times in fiscal 2005.

        Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending to the Board of Directors qualified individuals for election to serve on the Company’s Board of Directors. The current members of the Nominating and Corporate Governance Committee are Directors Spence and McConnell (Chairperson). The Nominating and Corporate Governance Committee met two times in 2005. The Nominating and Corporate Governance Committee members are independent director as defined in the Nasdaq National Market’s listing standards.

        Committee Charters. TierOne Corporation’s Audit, Compensation and Nominating and Corporate Governance Committee charters are all available on our website at www.tieronebank.com. We are not incorporating any information from our website into this Proxy Statement. The charter of the Audit Committee of TierOne Corporation is attached to this Proxy Statement as Appendix A.

Director Compensation

        Directors currently receive a fee of $2,500 for each regularly scheduled monthly and special board meeting of TierOne Bank, regardless of attendance. Members of the Audit, Compensation and Nominating and Corporate Governance Committees of TierOne Bank and/or TierOne Corporation receive a fee of one-half the regular board meeting fee, only if present at the meeting in person or by telephone. Only one fee is paid for joint Board committee meetings of TierOne Bank and TierOne Corporation. Directors also currently receive life, health and dental insurance benefits through TierOne Bank. Directors currently do not receive additional cash fees for service as directors of TierOne Corporation.

        We maintain a deferred compensation program for our directors. Under the deferred compensation program, each director may defer, until retirement, any portion of his or her annual remuneration for serving as a director. Each director has the right, under the program, to direct the investment of his or her deferred fees. A director may change his or her investment direction. Payments commence under the program upon the earlier of death, termination from service, disability, or a change in control of TierOne Bank. Each director may elect to receive benefits in the form of a single lump sum payment, a life annuity, a joint and survivor annuity, or monthly installments (over a period from 2 to 240 months). In the absence of any election, the benefits will be paid over a 240 month period. Our obligation to make or continue to make any payments to a participant in the program terminates if, after the commencement of benefits, the participant directly acts as an officer, director, employee or agent of or performs consulting services for any firm, person, corporation or entity which (a) directly competes with our primary business as then conducted by us and (b) has an office within the boundaries of or within 50 miles from the boundaries of any city in which we have an office.

        In addition, under the terms of TierOne Bank’s Consultation Plan for Directors, any retiring director with ten or more years of service who agrees to provide consulting or advisory services to the Board of Directors, by entering into an appropriate consulting agreement, will be entitled to receive an annual benefit equal to the average of the annual monthly board fees and yearly retainer, if any, paid to such retiring director for the last three years of service prior to his or her retirement reduced by twenty percent for each subsequent year in which the director provides consulting or advisory services to our Board of Directors. Any retiring director with five or more but less than ten years of service who agrees to provide consulting or advisory services to the Board of Directors, by entering into an appropriate consulting agreement, will be entitled to receive 50% of the annual benefit equal to the average of the annual monthly board fees and yearly retainer, if any, paid to such retiring director for the last three years of service prior to his or her retirement reduced by twenty percent for each subsequent year in which the director provides consulting or advisory services to our Board of Directors. The maximum duration for which benefits can be received is five years. An additional benefit in the same amount as paid to retired directors participating in the plan will be paid to any participant in the plan who served as chairman of the board for at least three years.

Directors Attendance at Annual Meetings

        Although we do not have a formal policy regarding attendance by members of the Board of Directors at Annual Meetings of Shareholders, we typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders and expect that our directors will attend, absent a valid reason for not doing so. All of our directors attended our Annual Meeting of Shareholders held on May 2, 2005.

Director Nominations

        In making recommendations to TierOne Corporation’s Board of Directors of nominees to serve as directors, the Nominating and Corporate Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Board of Directors believes the following minimum qualifications must be met by a director nominee to be recommended by the Nominating and Corporate Governance Committee:

•	Each director must display high personal and professional ethics, integrity and values;
•	Each director must have the ability to exercise sound business judgment;
•	Each director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;
•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;
•	Each director must be independent of any particular constituency, be able to represent all shareholders of TierOne Corporation and be committed to enhancing long-term shareholder value; and
•	Each director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

        The Board of Directors also believes the following qualities or skills are necessary for one or more directors to possess:

•	One or more directors generally should be an active or former chief executive officer of a public or private company, managing partner of a public accounting firm office, or a leader of a complex organization, including commercial, scientific, government, educational and other similar institution;
•	Directors should be selected so that the Board of Directors is a diverse body; and
•	One or more directors should possess the necessary qualifications to satisfy the “audit committee financial expert” requirements as defined in regulations of the Securities and Exchange Commission.

        The Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. The Nominating and Corporate Governance Committee will also consider candidates for director suggested by other directors as well as our management and shareholders. A shareholder who desires to recommend a prospective nominee should notify our Corporate Secretary in writing providing any supporting material the shareholder considers appropriate. Procedures for shareholder nominations are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors.”

Compensation Committee Interlocks and Insider Participation

        Determinations regarding compensation of our Chief Executive Officer, Chief Operating Officer and other executive officers are made by the Compensation Committee of the Board of Directors. Mesdames Pocras and Spence, Mr. Hoskins and Dr. McConnell are members of the Compensation Committee.

        No person who served as a member of the Compensation Committee during 2005 was a current or former officer or employee of TierOne Corporation or TierOne Bank, other than Ms. Pocras who served as TierOne Bank’s Internal Auditor until 1993. None of the members engaged in certain transactions with TierOne Corporation or TierOne Bank which were required to be disclosed by regulations of the Securities and Exchange Commission. Additionally, there were no compensation committee “interlocks” during 2005, which generally means that no executive officer of TierOne Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our Compensation Committee.

MANAGEMENT COMPENSATION

Summary Compensation Table

        The following table sets forth a summary of certain information concerning the compensation paid by TierOne Bank (including amounts deferred to future periods by the officers) for services rendered in all capacities during the years ended December 31, 2005, 2004 and 2003, to the Chairman of the Board and Chief Executive Officer and the next four highest paid officers of TierOne Bank whose salary plus bonus exceeded $100,000 in 2005 (the “named executive officers”). No additional compensation is paid for service as an executive officer of TierOne Corporation.

				Long Term Compensation Awards
		Annual Compensation(1)				Securities
Name and Principal Position	Year	Salary(2)	Bonus(3)	Restricted Stock(4)		Underlying Options	All Other Compensation
Gilbert G. Lundstrom,	2005	$559,586	$330,991	$ --		--	$129,896	(6)
Chairman of the Board and	2004	549,623	341,833	--		--	127,072
Chief Executive Officer	2003	521,521	328,090	3,922,600	(5)	542,000	121,170
James A. Laphen, President	2005	$380,002	$196,876	$ --		--	$ 83,117	(6)
and Chief Operating Officer	2004	366,602	197,163	--		--	80,179
	2003	345,001	189,237	1,961,300	(5)	270,000	73,691
Eugene B. Witkowicz, Executive	2005	$176,051	$ 74,198	$ --		--	$ 43,430	(6)
Vice President, Chief Financial	2004	169,473	76,353	--		--	44,527
Officer, Corporate Secretary/	2003	162,955	74,285	713,200	(5)	90,000	39,728
Treasurer and Director of Finance
Gale R. Furnas, Executive Vice	2005	$188,118	$ 74,010	$ --		--	$ 46,262	(6)
President and Director of Lending	2004	180,066	84,900	--		--	47,206
	2003	173,140	81,888	713,200	(5)	90,000	42,122
Larry L. Pfeil, Executive Vice	2005	$159,730	$ 61,584	$ --		--	$ 39,587	(6)
President and Director of	2004	155,032	49,066	--		--	40,888
Administration	2003	149,408	44,670	713,200	(5)	90,000	36,542

(Footnotes on following page)

(1)	We provide various miscellaneous benefits to the named executive officers. The costs of providing such benefits to the named executive officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of such individuals.

(2)	Includes with respect to Messrs. Lundstrom and Laphen director’s fees totaling $30,000, $40,000, and $30,000 each in 2005, 2004 and 2003, respectively.

(3)	Represents bonuses earned under the Management Incentive Compensation Plan for the year stated but paid in the following year.

(4)	At December 31, 2005, the number of shares of unvested restricted stock held and the aggregate market value of the unvested restricted stock held by the named executive officers are as follows: Lundstrom 132,000 shares, value $3,882,120; Laphen 66,000 shares, value $1,941,060; Witkowicz 24,000 shares, value $705,840; Furnas 24,000 shares, value $705,840; and Pfeil 24,000 shares, value $705,840. The closing price of our common stock on December 30, 2005 was $29.41.

(5)	Represents the grant of 220,000, 110,000, 40,000, 40,000 and 40,000 shares of restricted common stock to Messrs. Lundstrom, Laphen, Witkowicz, Furnas and Pfeil, respectively, pursuant to the Recognition Plan, which was deemed to have had the stated value at the date of grant. The awards vest 20% per year from the date of grant beginning on April 23, 2004. Dividend equivalents were paid on the restricted common stock under the terms of the Recognition Plan.

(6)	Includes the fair market value of 1,494, 1,494, 1,291, 1,375, and 1,177 shares of common stock allocated to the ESOP accounts of Messrs. Lundstrom, Laphen, Witkowicz, Furnas and Pfeil, respectively, on December 31, 2005, the date the shares were allocated. Under TierOne Bank’s 401(k) profit sharing plan for fiscal 2005, $6,300, $6,300, $5,462, $5,824, and $4,972 was allocated to the accounts of Messrs. Lundstrom, Laphen, Witkowicz, Furnas and Pfeil, respectively. The closing price of our common stock on December 30, 2005 was $29.41. In addition, included with respect to Mr. Lundstrom, the present value of the annual premium paid for split dollar life insurance purchased by TierOne Bank. Also includes $75,234, $69,779 and $66,915 and $32,878, $28,057 and $26,664 allocated to the accounts of Messrs. Lundstrom and Laphen, respectively, in 2005, 2004 and 2003 under the Employee Stock Ownership and 401(k) Supplemental Executive Retirement Plan.

Stock Options

Stock Option Grants During 2005

        No stock options were granted to the named executive officers in 2005.

Year-end Option Values

        The following table sets forth, with respect to the named executive officers, information with respect to the number of options held at the end of the year ended December 31, 2005 and the value with respect thereto. No stock options were exercised by the named executive officers in 2005.

	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In The Money Options at Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Gilbert G. Lundstrom	216,800	325,200	$2,510,544	$3,765,816
James A. Laphen	108,000	162,000	1,250,640	1,875,960
Eugene B. Witkowicz	36,000	54,000	416,880	625,320
Gale R. Furnas	36,000	54,000	416,880	625,320
Larry L. Pfeil	36,000	54,000	416,880	625,320

(1)	Calculated by determining the difference between the fair market value of a share of the common stock underlying the options at December 31, 2005 ($29.41) and the exercise price of the options.

        Employment Agreements. TierOne Bank entered into an employment agreement with Mr. Lundstrom, effective January 1, 1994, as amended, which provides for a three-year term which is extended on an annual basis, unless either the Board or Mr. Lundstrom gives written notice of non-renewal. Mr. Lundstrom’s employment agreement provides for an annual base salary review by the Board of Directors. In addition to the base salary, Mr. Lundstrom’s employment agreement provides for, among other things, participation in retirement and executive benefit plans and other fringe benefits applicable to executive personnel. TierOne Bank’s Board of Directors may terminate Mr. Lundstrom’s employment agreement at any time, but any termination, other than termination for “cause” (as defined in the agreement) will not prejudice Mr. Lundstrom’s right to compensation or other benefits under his agreement. In the event of termination for cause, Mr. Lundstrom has no right to receive compensation or other benefits, for any period after termination with the exception of vested benefits under TierOne Bank’s benefit plans or policies and incentive plans for the benefit of the executive. In the event TierOne Bank chooses to terminate Mr. Lundstrom’s employment for reasons other than for cause, or in the event Mr. Lundstrom resigns for “good reason” (as defined in the agreement), Mr. Lundstrom or, in the event of his death, his beneficiary or estate, would be entitled to receive (i) an amount equal to the remaining base salary payments and bonus due under the agreement in addition to all life, health and disability benefits provided under the agreement for the remaining term of employment; (ii) a lump sum cash payment equal to Mr. Lundstrom’s “base amount” of compensation, as defined under Section 280G(b)(3) of the Internal Revenue Code, times the number of years or fractional portion thereof remaining in the term of the agreement as of the termination date; and (iii) ownership of any split dollar life insurance policy on Mr. Lundstrom’s life; provided that such payments and benefits do not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

        TierOne Bank entered into an employment agreement with Mr. Laphen, effective September 25, 2000, as amended. The employment agreement provides for a three-year term which is extended on an annual basis, unless either the Board or Mr. Laphen gives written notice of termination. Mr. Laphen’s employment agreement provides for an annual base salary review by the Board of Directors. In addition to the base salary, Mr. Laphen’s employment agreement provides for, among other things, participation in retirement and executive benefit plans and other fringe benefits applicable to executive personnel. TierOne Bank’s Board of Directors or Mr. Laphen may terminate Mr. Laphen’s employment agreement at any time, upon the occurrence of an “event of termination” (as defined in the agreement). In the event of termination for cause, Mr. Laphen has no right to receive compensation or other benefits for any period after termination. In the event of termination due to death or disability, Mr. Laphen, or his beneficiary or estate, would be entitled to receive a payment equal to twelve months “base salary” (as defined in the agreement). In the event Mr. Laphen’s employment is terminated for reasons other than for cause, death, disability or retirement, Mr. Laphen or, in the event of his subsequent death, his beneficiary or estate, would be entitled to receive an amount equal to thirty-six months “base salary”; provided that the payments do not exceed three times his average annual compensation for the preceding five years he was employed by TierOne Bank.

        In connection with the conversion of TierOne Bank from mutual to stock form, TierOne Corporation entered into an employment agreement with Mr. Lundstrom. Mr. Lundstrom’s employment agreement has a term of three years, beginning on the date the conversion was completed, October 1, 2002. The term will be extended daily thereafter unless either we or Mr. Lundstrom give notice that the daily extensions will cease. Extension of the term also will cease automatically if Mr. Lundstrom’s employment is terminated for any reason. Mr. Lundstrom’s employment agreement provides that he will serve as the Chairman of the Board and Chief Executive Officer of TierOne Corporation during the term of his employment agreement.

        Under the terms of the employment agreement, Mr. Lundstrom’s salary is reviewed annually by the TierOne Corporation Board of Directors. Mr. Lundstrom is entitled to participate in our benefit plans and programs and receive an automobile allowance. However, under the terms of the employment agreement with TierOne Corporation, to the extent that any of the payments and benefits provided by the agreement are paid to or received by Mr. Lundstrom under his employment agreement with TierOne Bank, such payments and benefits provided by TierOne Bank are subtracted from any amounts due him under similar provisions of the employment agreement with TierOne Corporation (including without limitation, the payments described below).

        In the event that, during the term of his employment agreement, Mr. Lundstrom’s employment is terminated by us without cause or for other than death or disability, or if Mr. Lundstrom resigns for any of the reasons specified below, he will be entitled to receive as liquidated damages continued group life, health and disability benefits and a cash lump sum payment to compensate him for the loss of salary (on a present value basis), cash bonus and incentive compensation and qualified and non-qualified retirement plan benefits (on a present value basis) for the period of the remaining term of his employment agreement, but not more than three years. To the extent that Mr. Lundstrom earns salary, cash bonus or incentive compensation, fees or comparable fringe benefits from another employer during this period, the liquidated damages for loss of this type of compensation will be subject to repayment by Mr. Lundstrom. In addition, if Mr. Lundstrom surrenders his then outstanding options and shares of restricted stock within 30 days of the termination of his employment, we will pay him the value of his outstanding options and his shares of restricted stock.

        The reasons specified in Mr. Lundstrom’s employment agreement that would justify his resigning and receiving the liquidated damages described above are a material breach of the agreement by us (including a reduction in his salary or a material reduction in his fringe benefits), a failure to elect him to the positions in which he has a right to serve under his employment agreement, a failure to vest in him the authority and responsibilities associated with those positions, a failure to nominate or elect him as a director of TierOne Corporation or TierOne Bank, a change in his principal place of employment to a location more than 25 miles from our corporate headquarters in Lincoln, Nebraska, or the liquidation, dissolution, bankruptcy or insolvency of TierOne Corporation or TierOne Bank, a termination by him of his employment with TierOne Bank for good reason or a termination of his employment by TierOne Bank for other than cause, regulatory action, death or disability.

        If a change in control of TierOne Corporation occurs prior to the end of the term of his employment agreement, Mr. Lundstrom will be entitled to receive, in addition to any liquidated damages if his employment is terminated, a lump sum payment equal to the greater of (i) the salary and cash bonus or incentive compensation he would have received if his employment had continued until the expiration of the term of his employment agreement or (ii) three times his average annual gross income from us or our subsidiaries during the past five full calendar years before the change in control. In the event that due to a change in control, any amount paid or payable to Mr. Lundstrom is subject to the 20% excise tax under Section 4999 of the Internal Revenue Code, then he will be entitled to an additional payment such that, on an after-tax basis, he is indemnified for the excise tax.

        Mr. Lundstrom’s employment agreement contains a covenant not to compete, under which he agrees that if his employment terminates before the expiration of the term of his employment agreement, he will not compete with us in any county in which we maintain an office until the expiration of the earlier of two years from the date on which his employment terminates or the date on which the term of his employment agreement would otherwise expire. In addition, for two years after his employment terminates, he agrees to not solicit our customers or solicit our employees to accept other employment in the counties where we maintain offices.

        In connection with the conversion, TierOne Corporation also entered into a three-year employment agreement with Mr. Laphen as President and Chief Operating Officer. The provisions of Mr. Laphen’s contract, including the non-duplication provisions, are substantially identical to Mr. Lundstrom’s except that in the event of a change of control of us which occurs prior to the expiration of the term of his employment agreement, he will be entitled to receive the greater of the amount of liquidated damages provided by the employment agreement or the amount due as a result of a change in control. Mr. Laphen will not receive both liquidated damages and change in control benefits.

        Change in Control Agreements. We have entered into three-year change in control agreements covering Messrs. Witkowicz, Furnas and Pfeil, none of whom are covered by an employment agreement. The terms of the change in control agreements will be renewed on an annual basis unless written notice of non-renewal is given by our Board of Directors. The change in control agreements provide that in the event of a change in control, as defined, of TierOne Corporation, the officer, upon his voluntary (for good reason as defined in the change in control agreement) or involuntary termination, would be entitled to receive a severance payment equal to either three times the officer’s highest level of aggregate base salary and cash incentive compensation paid to him during the calendar year in which the termination occurs (determined on an annualized basis) or either of the two calendar years immediately preceding the calendar year in which the termination occurs. We also maintain and provide, at no cost to the officer, for his continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans and arrangements (excluding the employee stock ownership plan and any other stock benefit plans as well as any cash incentive compensation) for the period ending the earlier of the expiration of the remaining term of the change in control agreement or the date of the officer’s full-time employment with another party pursuant to which he receives substantially similar benefits.

        In the event payments and benefits under the change in control agreements, together with other payments and benefits the officers may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments.

Benefit Plans

        Retirement Plan. Through 2003, we maintained the TierOne Retirement Plan, a defined benefit plan intended to satisfy the tax-qualification requirements of Section 401(a) of the Internal Revenue Code. Employees, other than employees paid solely on a retainer or fee basis, became eligible to participate in the retirement plan upon the attainment of age 21 and the completion of one year of eligibility service. Effective December 31, 2002, there was a plan curtailment resulting in a freeze of future accrual of benefits under the plan. Effective January 1, 2004, we merged our defined benefit plan with an unrelated multiple employer plan.

        The retirement plan provided for a monthly benefit upon a participant’s retirement at the age of 65, or if later, the fifth anniversary of the participant’s initial participation in the retirement plan (i.e., the participant’s “normal retirement date”). A participant may also receive a benefit on his early retirement date, which is the date on which he attains age 60 and completes ten years of vesting service. Benefits received prior to a participant’s normal retirement date are reduced by certain factors set forth in the retirement plan. All participants are now fully vested in their benefits under the retirement plan upon termination. The participants’ benefits under the new multiple employer retirement plan are identical to those under our former plan.

        In general, the benefit formula was 1% of the five highest years of compensation (determined as of December 31, 2002) for each year of service (determined as of December 31, 2002). The frozen annual benefits of the named executive officers are as follows, as if they commenced at normal retirement age in the normal form of payment of a ten-year certain and life annuity: Mr. Lundstrom, $16,000; Mr. Laphen, $2,500; Mr. Witkowicz $41,155; Mr. Furnas $28,621; and Mr. Pfeil $44,222. The benefits are not subject to reduction for Social Security benefits or other offset.

        Supplemental Executive Retirement Plans. We currently maintain a supplemental executive retirement plan for Mr. Lundstrom. Under the plan, in consideration for remaining in our employ until his retirement (upon or after attaining age 65), Mr. Lundstrom will receive a supplemental benefit for a period of 15 years. Mr. Lundstrom’s annual supplemental benefit will equal his average annual compensation (excluding bonuses and incentive compensation) during the three years of employment affording the highest average compensation, reduced by amounts paid under the retirement plan or any disability benefits paid by us, multiplied by 50%. Assuming that Mr. Lundstrom retires at age 65 with average annual compensation calculated based on his last three years of compensation, he would be entitled to an annual benefit of $247,122 for 15 years under the supplemental executive retirement plan. If Mr. Lundstrom dies after he retires but before the supplemental benefits are paid for 15 years, the remaining supplemental benefits will be paid to his beneficiary or estate. In the event he dies before retirement, he will be covered by a split dollar life insurance agreement funded by us. The supplemental executive retirement plan requires Mr. Lundstrom to continue his services with us and not to compete with us in order to receive the benefits thereunder. The unfunded plan represents only a promise on our part to pay the benefits thereunder and is subject to the claims of our creditors.

        In the event of disability, we are obligated to pay an annual supplemental benefit for up to ten years or until (i) the discontinuance of such disability and employment is fully restored, (ii) Mr. Lundstrom becomes eligible for benefits provided at retirement under the plan, which benefits shall be exclusive of and in addition to any disability payments, or (iii) death.

        We have also implemented two additional supplemental executive retirement plans to provide for supplemental benefits to certain employees (initially Messrs. Lundstrom and Laphen) whose benefits under the employee stock ownership plan and the 401(k) profit sharing plan are reduced by limitations imposed by the Internal Revenue Code. The supplemental benefits will equal the amount of the additional benefits the participants would receive if there were no income limitations imposed by the Internal Revenue Code. From time to time, our Board of Directors will designate which employees may participate in these additional supplemental executive retirement plans.

        Deferred Compensation Arrangements. We currently maintain deferred compensation arrangements with approximately 15 individuals, including some former employees who currently receive benefits pursuant to such arrangements. The deferred compensation arrangements were established to reward employees for their valuable services to us. Among the individuals with whom we maintain deferred compensation arrangements are Mr. Witkowicz and Mr. Pfeil.

        The arrangements generally provide that the employees will receive a monthly benefit, beginning at their retirement, for a fixed number of years. The agreements require the employees to continue their employment with us until their retirement (other than as a result of death), or they will forfeit any benefit they had under the terms of the arrangement. In addition, the employee agrees that after his retirement, he will not engage nor become associated with any other employer engaged in competition with us, either directly or indirectly. The majority of the arrangements provide for a monthly benefit of approximately $100 to $600 for a period of 120 months.

        The deferred compensation arrangements are unfunded, represent only promises on our part to pay amounts in the future and are subject to the claims of our creditors. As of December 31, 2005, the approximate present value of the total benefits payable to named executive officers include: Mr. Witkowicz, $36,122 and Mr. Pfeil, $48,105.

Transactions With Certain Related Persons

        Presently, TierOne Bank offers only educational, checking overdraft and loans on savings accounts to its senior executive officers and directors. In accordance with applicable federal laws and regulations, TierOne Bank offers mortgage loans to its other officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

        Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as TierOne Bank, to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (a) is widely available to employees of the institution, and (b) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution and does not involve more than the normal risk of repayment or present other unfavorable features. TierOne Bank’s policy is in compliance with Section 22(h) of the Federal Reserve Act.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board is responsible for developing executive compensation policies for TierOne Corporation and TierOne Bank. Executive officers of TierOne Corporation who hold identical positions with TierOne Bank do not receive any compensation for service as officers of TierOne Corporation. The Compensation Committee is also responsible for setting compensation for all of the executive officers, including the Chief Executive Officer.

        The Compensation Committee is comprised entirely of independent outside directors as defined under the Nasdaq National Market listing standards. During the year ended December 31, 2005, the Compensation Committee met five times.

General Compensation Objectives and Policies

        The Committee seeks to ensure that:

•	the interests of TierOne Corporation’s employees are aligned with those of its shareholders through potential stock ownership;
•	rewards are closely linked to company-wide and individual performance;
•	incentives are provided for executive officers to work toward achieving successful annual results as a step toward fulfilling TierOne Corporation’s long-term operating results and strategic objectives;
•	the structure of executive officers’ compensation balances short-term and long-term goals and objectives;
•	compensation levels are reasonably competitive with comparable financial institutions; and
•	TierOne Bank and TierOne Corporation are in a position to attract, retain and motivate top performing executive officers in a cost effective manner for the long-term success of TierOne Corporation.

        The Compensation Committee applies these objectives through a compensation structure comprised of both base salary and incentive-based compensation, both short and long-term. Since a substantial part of total compensation is incentive based, a direct link is established between executive compensation and the long-term performance of TierOne Bank and TierOne Corporation.

        In determining the broad general salary and benefit policies, and to establish base salary and incentive compensation levels, the Compensation Committee utilizes outside consultants and labor market studies. The compensation survey information is drawn from both national and regional financial research organizations that report compensation practices and salary levels for executive positions at comparably-sized financial institutions, specifically banks and thrifts. The Compensation Committee’s objective is to provide base salaries as well as the appropriate mix of total compensation that is reasonably competitive with total compensation paid by TierOne Corporation’s peers as identified in such surveys. TierOne Bank adopted updated compensation guidelines recommended by an outside national professional consulting firm for the Chief Executive Officer and Chief Operating Officer and the other executive officers in 2005.

Components of Executive Compensation

        The three primary components of executive compensation of our executive officers are base salary, annual cash incentive compensation and long-term equity-based incentive compensation.

        Base Salary. The Compensation Committee reviews market data compiled by outside consultants with respect to TierOne Corporation’s peer group, supplemented by general industry information, to assess the competitiveness of the base salary of the Chief Executive Officer, the Chief Operating Officer and the other executive officers. The Compensation Committee considers the job performance and contribution to the successful operation of TierOne Corporation and TierOne Bank by the Chief Executive Officer, the Chief Operating Officer and the other executive officers (and, in the case of executive officers other than the Chief Executive Officer, the Compensation Committee also considers the job performance evaluation and recommendation of the Chief Executive Officer before approving a salary adjustment for such executive officer) in determining any adjustment to the officer’s salary. Executive base salaries are intended to be at levels reasonably comparable to the peer group with the opportunity for compensation at above market levels resulting from the incentive compensation portion of the compensation program.

        Annual Incentive Compensation. The Company’s annual incentive compensation program, referred to as the Management Incentive Compensation Plan, is designed to provide performance-based annual compensation based on the achievement of performance targets approved by the Compensation Committee. For 2005, five criteria were used: earnings per share of TierOne Corporation and TierOne Bank’s return on average assets, net interest margin, non-performing assets to tangible capital ratio and efficiency ratio. Other than the earnings per share criteria, each of the other criteria were measured against a peer group set forth in the Plan consisting of ten comparably-sized financial institutions. The amount of a participant’s award was a function of the performance of TierOne Corporation and/or TierOne Bank compared to the organizational criteria as well as the participant’s performance compared to a series of individual goals.

        The incentive compensation awards approved in February 2006 for 2005 by the Compensation Committee for the Chief Executive Officer and Chief Operating Officer were $330,991 and $196,876, respectively.

        Long-Term Incentives. In the past, executive officers have been granted awards in the form of restricted stock or stock options pursuant to the 2003 Stock Option Plan and the 2003 Recognition and Retention Plan and Trust. Stock option awards made to date have had an exercise price equal to the fair market value of a share of stock on the date of the award. Stock option awards and restricted stock awards vest pro rata over a five year period at the rate of 20% per year. No stock option or restricted stock awards were made to executive officers in 2005.

Compensation of the Chief Executive Officer

        The compensation paid for the year ended December 31, 2005 to Gilbert G. Lundstrom, Chief Executive Officer of the TierOne Corporation and TierOne Bank, reflected the considered judgment of the Compensation Committee embracing the policies and processes described above.

        Mr. Lundstrom’s base salary was $529,586 for 2005, an increase of 3.9% over 2004. In determining the Chief Executive Officer’s fiscal 2005 salary, the Compensation Committee considered salaries offered by stock savings institutions and banks and their holding companies nationwide as provided by the consultant study discussed above. The Compensation Committee took into consideration prior equity awards which were not yet vested. The Compensation Committee also took into account the 41.7% increase in diluted earnings per share for 2005 as compared to 2004 as well as continued improvements in net interest margin and operating efficiency.

        The Company’s Compensation Committee consists of the following Directors, each of whom is an independent outside director.

The Compensation Committee

Joyce Person Pocras
Charles W. Hoskins
Campbell R. McConnell
Ann Lindley Spence

PERFORMANCE GRAPH

        TierOne Corporation completed its initial public offering on October 1, 2002, during which we sold an aggregate of 22,075,075 shares of our common stock at a price of $10.00 per share. The following graph represents $100 invested in our common stock at the $14.00 per share closing price of the common stock on the Nasdaq National Market on October 2, 2002, the date our common stock commenced trading on the Nasdaq, and assumes the reinvestment of all dividends. The graph demonstrates comparison of the cumulative total returns for the common stock of TierOne Corporation, the Russell 2000 Index and the SNL Securities $1B-$5B Thrift Index for the periods indicated.

*Source, SNL Financial LC.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of March 20, 2006 (unless otherwise indicated), the record date for the Annual Meeting, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) our directors (including the nominees), (c) the named executive officers; and (d) all directors, nominees for director and executive officers as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 20, 2006(1)		Percent of Common Stock
TierOne Corporation Employee Stock Ownership Plan Trust	1,794,319	(2)	9.9%
1235 N Street
Lincoln, Nebraska 68508
Private Capital Management, L.P.	1,689,113	(3)	9.3%
Bruce S. Sherman
Gregg J. Powers
8889 Pelican Bay Boulevard
Naples, Florida 34108
Peter B. Cannell & Co., Inc.	1,018,453	(4)	5.6%
645 Madison Avenue
New York, New York 10022
Directors:
Gilbert G. Lundstrom	732,820	(5)(6)	4.0%
James A. Laphen	314,237	(5)(7)	1.7%
Campbell R. McConnell	162,875	(5)(8)	*
Joyce Person Pocras	127,524	(5)(9)	*
Charles W. Hoskins	15,500	(5)(10)	*
Ann Lindley Spence	142,875	(5)(11)	*
Other Named Executive Officers:
Larry L. Pfeil	133,892	(5)(12)	*
Gale R. Furnas	117,500	(5)(13)	*
Eugene B. Witkowicz	134,102	(5)(14)	*
All Directors, Nominees for Director and Executive Officers of	2,083,538	(5)	11.5%
TierOne Corporation and TierOne Bank as a group (12 persons)

*	Represents less than 1% of the outstanding stock.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(2)	The TierOne Corporation Employee Stock Ownership Plan Trust was established pursuant to the TierOne Corporation employee stock ownership plan by an agreement between TierOne Corporation and RS Group Trust Company who acts as trustee of the plan.

As of December 31, 2005, a total of 477,440 shares held in the trust had been allocated to the accounts of participating employees. Under the terms of the employee stock ownership plan, the trustee votes all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees. Allocated shares for which employees do not give instructions generally will not be voted, subject to the fiduciary duties of the trustee and unallocated shares generally are voted in the same ratio on any matter as to those shares for which instructions are given.

(3)	The information regarding beneficial ownership by Private Capital Management, L.P., Bruce S. Sherman and Gregg J. Powers is reported by them in an amended statement on Schedule 13G/A, dated December 31, 2005, as filed with the Securities and Exchange Commission. Private Capital Management, Mr. Sherman and Mr. Powers reported shared voting and shared dispositive power over 1,689,113 shares. Private Capital Management, L.P. filed the Schedule 13G/A on behalf of Private Capital Management, L.P., Bruce S. Sherman, its Chief Executive Officer, and Gregg J. Powers, its President.

(Footnotes continued on following page.)

(4)	The information regarding beneficial ownership by Peter B. Cannell & Co., Inc. is reported in a statement on Schedule 13G, dated December 31, 2005, as filed with the Securities and Exchange Commission. Peter B. Cannell & Co., Inc. reported sole voting and sole dispositive power over the shares.
(5)	(a) Includes options to acquire shares of our common stock that were exercisable on March 20, 2006, or 60 days thereafter, under our 2003 Stock Option Plan as follows:

Name	Number of Shares
Gilbert G. Lundstrom	325,200
James A. Laphen	162,000
Campbell R. McConnell	67,725
Joyce Person Pocras	67,725
Ann Lindley Spence	67,725
Charles W. Hoskins	5,000
Larry L. Pfeil	54,000
Gale R. Furnas	54,000
Eugene B. Witkowicz	54,000
All Directors and Executive
Officers of
TierOne Corporation and TierOne
Bank as a group (12 persons)	919,375

(b) Includes unvested shares over which the directors or officers have voting power which have been granted pursuant to the 2003 Recognition and Retention Plan and are held in the associated trust, as follows:

Name	Number of Shares
Gilbert G. Lundstrom	132,000
James A. Laphen	66,000
Campbell R. McConnell	27,090
Joyce Person Pocras	27,090
Charles W. Hoskins	8,000
Ann Lindley Spence	27,090
Larry L. Pfeil	24,000
Gale R. Furnas	24,000
Eugene B. Witkowicz	24,000
All Directors and Executive Officers of
TierOne Corporation and TierOne	400,070
Bank as a group (12 persons)

(6)	Includes 80,000 shares held jointly with Mr. Lundstrom’s wife, 6,084 shares held in Mr. Lundstrom’s account in TierOne Bank’s 401(k) savings plan, 15,000 shares held in Mr. Lundstrom’s IRA account, 81,000 shares held in two trusts in which Mr. Lundstrom’s spouse has a pecuniary interest, 5,536 shares which have been allocated to Mr. Lundstrom’s account in the employee stock ownership plan and 88,000 vested shares allocated to Mr. Lundstrom from TierOne Corporation’s 2003 Recognition and Retention Plan.
(7)	Includes 30,350 shares held jointly with Mr. Laphen’s wife, 51 shares held in Mr. Laphen’s account in TierOne Bank’s 401(k) savings plan, 5,536 shares which have been allocated to Mr. Laphen’s account in the employee stock ownership plan, 6,300 shares held by Mr. Laphen in his IRA account and 44,000 vested shares allocated to Mr. Laphen from TierOne Corporation’s 2003 Recognition and Retention Plan.
(8)	Includes 50,000 shares held jointly with Dr. McConnell’s wife and 18,060 vested shares allocated to Dr. McConnell from TierOne Corporation’s 2003 Recognition and Retention Plan.
(9)	Includes 16,000 shares held by Ms. Pocras’ husband, 2,500 shares held in Ms. Pocras’ IRA account, 12,179 shares held in Ms. Pocras’ account in TierOne Bank’s401(k) savings plan and 2,030 vested shares allocated to Ms. Pocras from TierOne Corporation’s 2003 Recognition and Retention Plan.
(10)	Includes 500 shares held by Mr. Hoskins in his IRA account, and 2,000 vested shares allocated to Mr. Hoskins from TierOne Corporation’s 2003 Recognition and Retention Plan.
(11)	Includes 30,000 shares held jointly with Ms. Spence’s husband and 18,060 vested shares allocated to Ms. Spence from TierOne Corporation’s 2003 Recognition and Retention Plan.
(12)	Includes 40,608 shares held in Mr. Pfeil’s account in TierOne Bank’s 401(k) savings plan, 4,316 shares allocated to Mr. Pfeil’s account in the employee stock ownership plan and 10,968 vested shares allocated to Mr. Pfeil from TierOne Corporation’s 2003 Recognition and Retention Plan.
(13)	Includes 16,585 shares held in Mr. Furnas’ account in TierOne Bank’s 401(k) savings plan, 4,980 shares which have been allocated to Mr. Furnas’ account in the employee stock ownership plan, 1,935 shares held by Mr. Furnas in his IRA account, and 16,000 vested shares allocated to Mr. Furnas from TierOne Corporation’s 2003 Recognition and Retention Plan.
(14)	Includes 8,500 shares held jointly with Mr. Witkowicz’s wife, 26,903 shares held in Mr. Witkowicz’s account in TierOne Bank’s 401(k) savings plan, 4,699 shares which have been allocated to Mr. Witkowicz’s account in the employee stock ownership plan and 16,000 vested shares allocated to Mr. Witkowicz from TierOne Corporation’s 2003 Recognition and Retention Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. We know of no person who owns 10% or more of common stock.

        Based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, the fiscal year ended December 31, 2005, our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934.

RATIFICATION OF APPOINTMENT OF AUDITORS

        The Audit Committee of the Board of Directors of TierOne Corporation has appointed KPMG LLP, independent certified public accountants, to perform the audit of our financial statements for the year ending December 31, 2006, and further directed that the selection of auditors be submitted for ratification by the shareholders at the Annual Meeting.

        We have been advised by KPMG LLP that neither the firm nor any of its associates has any relationship with TierOne Corporation or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. KPMG LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

        In determining whether to appoint KPMG LLP as our auditors, the Audit Committee considered whether the provision of services, other than auditing services, by KPMG LLP is compatible with maintaining the auditors’ independence. In addition to performing auditing services as well as reviewing our public filings, our auditors performed tax-related services, including the completion of our corporate tax returns, in fiscal 2005. The Audit Committee believes that KPMG LLP’s performance of these other services is compatible with maintaining the auditor’s independence.

The Board of Directors recommends that you vote FOR the ratification of the appointment of
KPMG LLP as independent auditors for the fiscal year ending December 31, 2006.

Audit Fees

        The following table sets forth the aggregate fees paid by us to KPMG LLP for professional services rendered by KPMG LLP in connection with the audit of TierOne Corporation’s consolidated financial statements for 2005 and 2004, as well as the fees paid by us to KPMG LLP for audit-related services, tax services and all other services rendered by KPMG LLP to us during 2005 and 2004.

	Year Ended December 31,
	2005	2004
Audit fees (1)	$306,250	$478,250
Audit-related fees (2)	19,832	68,613
Tax fees (3)	30,586	52,907
All other fees	--	--

Total	$356,668	$599,770

(Footnotes on following page.)

(1)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the Securities and Exchange Commission, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission and fees related to certification reports required under the Sarbanes-Oxley Act and FDICIA. Additional fees were incurred in 2004 relating to auditing activities associated with the United Nebraska Financial Co. acquisition.

(2)	Audit-related fees consist of fees incurred in connection with audits of the financial statements of our employee benefit plans, and services provided in relation to the Sarbanes-Oxley Act and other internal control and due diligence services.

(3)	Tax fees consist primarily of fees paid in connection with preparing federal and state income tax returns and other tax related services.

        The Audit Committee pre-approves all audit services to be provided by the independent auditors to TierOne Corporation. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent auditors in accordance with the Audit Committee’s charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent auditors. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary. The Chair of the Audit Committee has been delegated the authority to approve non-audit related services in lieu of the full Audit Committee. On a quarterly basis, the Chair of the Audit Committee presents any previously-approved engagements to the full Audit Committee.

        Each new engagement of KPMG LLP was approved in advance by the Audit Committee or its Chair, and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission’s rules.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is responsible for selecting our independent auditors. The Audit Committee reviews with management and the independent auditors the systems of internal control, reviews the annual financial statements, including the Annual Report on Form 10-K and monitors TierOne Corporation’s adherence in accounting and financial reporting to generally accepted accounting principles.

        The Audit Committee has reviewed and discussed TierOne Corporation’s audited financial statements with management. Additionally, the Audit Committee reviewed management’s evaluation of the effectiveness of TierOne Corporation’s internal controls over financial reporting with management, including a discussion of the conclusion reached by management. The Audit Committee has discussed with TierOne Corporation’s independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as modified and supplemented. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified and supplemented, and has discussed with KPMG LLP, the independent auditors’ independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in TierOne Corporation’s Annual Report on Form 10-K for fiscal year 2005 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Campbell R. McConnell
Ann Lindley Spence
Joyce Person Pocras
Charles W. Hoskins

SHAREHOLDER PROPOSALS, NOMINATIONS AND
COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Shareholders Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of TierOne Corporation relating to the next Annual Meeting of Shareholders of TierOne Corporation, which is currently expected to be held in May 2007, must be received at the principal executive offices of TierOne Corporation, 1235 N Street, Lincoln, Nebraska 68508, Attention: Eugene B. Witkowicz, Corporate Secretary, no later than November 28, 2006. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for such Annual Meeting of Shareholders.

        Shareholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 may be brought before an Annual Meeting pursuant to Section 2.14 of TierOne Corporation’s Bylaws. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices by November 28, 2005. The notice must include the information required by Section 2.14 of our Bylaws.

        Shareholder Nominations. Our Bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an Annual Meeting of Shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding Annual Meeting of Shareholders or by November 28, 2006, in the case of the 2007 Annual Meeting. We did not receive any shareholder nominations for the 2006 Annual Meeting.

        Other Shareholder Communications. Our Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of TierOne Corporation, c/o Eugene B. Witkowicz, Corporate Secretary, at 1235 N Street, Lincoln, Nebraska 68508. Mr. Witkowicz will forward such communications to the director or directors to whom they are addressed.

ANNUAL REPORTS

        We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2005. Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our 2005 Annual Report on Form 10-K and this Proxy Statement.

        Upon written or oral request, we will promptly deliver a copy of our 2005 Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. If you are a shareholder residing at a shared address and would like to request an additional copy of the 2005 Annual Report on Form 10-K and/or this proxy statement now or with respect to future mailings (or to request to receive only one copy of the Annual Report and proxy statement if you are currently receiving multiple copies), then you may notify us of your request by calling 402-473-6250 or writing to TierOne Corporation, Attention: Mr. Edward J. Swotek, TierOne Corporation, 1235 N Street, Lincoln, Nebraska 68508.

OTHER MATTERS

        Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

        The cost of the solicitation of proxies will be borne by TierOne Corporation. TierOne Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of TierOne Corporation’s common stock. In addition to solicitations by mail, directors, officers and employees of TierOne Corporation may solicit proxies personally or by telephone without additional compensation. We have also engaged Georgeson Shareholder Communications, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. Such firm will be paid a fee of $6,000.00, plus reimbursement of out-of-pocket expenses.

APPENDIX A

TIERONE CORPORATION

AMENDED
AUDIT COMMITTEE CHARTER
AS OF JANUARY 26, 2006

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Appoint the Company’s independent auditors.
•	Oversee the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal, and regulatory compliance.
•	Monitor the qualifications, independence, and performance of the Company’s independent auditors and internal auditing department.
•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary within the Audit Committee’s scope of responsibilities.

The Audit Committee shall be directly responsible for appointing, determining funding for, and overseeing the independent auditors in accordance with Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”).

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NASDAQ Stock Market (the “Nasdaq”). The Audit Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent, as such term is defined in the Rules of the Nasdaq, free from any relationship that would interfere with the exercise of his or her independent judgment. In order to maintain independent judgment, Audit Committee members are prohibited from receiving any consulting, advisory, or other compensatory fee from the Company, other than payment for board or committee service, and Audit Committee members are prohibited from owning 20% or more of the Company’s voting securities. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements at the time of their appointment, and at least one member of the Committee shall have accounting or related financial management expertise within the meaning of Rules of the Nasdaq (i.e., any of a variety of types of experience that result in “financial sophistication”).

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors no less than quarterly to review the Company’s financial statements and significant findings based upon the auditor’s limited review procedures. In addition, the Committee Chair or another member of the Committee selected thereby should review the Company’s earnings releases with management and the independent auditors prior to their release.

III.	Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval. Have the charter published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements and unaudited interim financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles including critical accounting policies, practices, and judgments (see Item 10).

3.	In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.	Review with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution of the Quarterly Report on Form 10-Q or of the Annual Report Form 10-K. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61 (see Item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.	The Audit Committee shall be directly responsible for the appointment, compensation, oversight of the work, evaluation, and termination of the independent auditors (subject, if applicable, to shareholder ratification). The independent auditors report directly to the Audit Committee and the Audit Committee will be responsible for the resolution of any disagreements between management and the independent auditor regarding financial reporting. The Audit Committee shall also review the independence of the auditors.

6.	All auditing services and all non-audit services, which are not prohibited by law, shall be pre-approved by the Audit Committee pursuant to such processes as are determined to be advisable. Exception – The pre-approval requirement set forth in the first sentence above, shall not be applicable with respect to the provision of non-audit services, if:

(i)	the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent auditor during the calendar year in which the non-audit services are provided;

(ii)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)	such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

Delegation– The Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve an activity under this subsection shall be presented to the full Committee at its next scheduled meeting.

The pre-approval policies and procedures will be disclosed in the Company’s proxy statements and annual reports in the manner directed by the regulations of the SEC or the Rules of the Nasdaq, as applicable.

7.	On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. Consider whether the provision of any non-audit services by the independent auditors is compatible with maintaining the auditor’s independence.

8.	Review the independent auditors’ audit plan including discussions of audit scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9.	Prior to releasing the year-end audit, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61 and obtain the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

10.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. Prior to releasing the year-end audit, obtain a report from the independent auditors containing (a) all critical accounting policies used by the Company, (b) alternative accounting treatments that have been discussed with management along with the potential ramifications of using those alternatives, and (c) other written communications provided by the independent auditor to management, such as any management letter and schedule of unadjusted audit differences.

11.	Require independent auditor partner (including both the audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit) rotation for a period of no less than five years after each such partner serves in this capacity for five years.

12.	Ensure no former upper level employees of the independent auditor who could influence the independent auditor serve in an accounting role or financial reporting oversight role of the Company, as such terms are defined by the regulation (i.e., one-year “cooling-off” period for hiring members of the audit engagement team of the independent auditor).

13.	Inquire of the independent auditors whether any member of the audit engagement team received bonuses or incentive compensation based on the sale of non-audit products or services to the Company, which is prohibited by the Act and the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations promulgated there under.

14.	Review the audit engagement team to determine appropriate qualifications as well as to determine whether any members would be disqualified under the independence provisions of the Exchange Act and the regulations promulgated there under, including, but not limited to, Regulation S-X.

15.	Ensure that the Company provides the required proxy statement and annual report disclosure of the fees paid to the independent auditors.

Internal Audit Department

16.	Review the annual internal audit plan and recommend any changes.

17.	Review the activities, organizational structure, and qualifications of the internal audit department, at least annually.

18.	Review the appointment, performance, and replacement of the senior internal audit executive.

19.	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

Other Audit Committee Responsibilities

20.	Cause a report to be prepared annually to shareholders as required by the Securities and Exchange Commission. The report must be included in the Company’s annual proxy statement. The Audit Committee will also make a specific recommendation, disclosed in the proxy statement, whether or not the Company’s audited financial statements be included in the Company’s annual report to shareholders.

21.	Establish, with the assistance of management, procedures for the receipt, retention, and treatment of internal and external complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. In establishing such procedures, the Committee must provide for the ability of the Company’s employees to submit by confidential, anonymous submission any concerns regarding questionable accounting or auditing matters.

22.	Review and approve all related-party transactions (e.g. Company transactions with any director or executive officer of the Company or any Company security holder with more than five percent of the voting securities, including immediate family members or associates or affiliates of any of the above).

23.	Perform any other activities consistent with this Charter, the Company’s Articles of Incorporation and By-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

24.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

PROXY/VOTING INSTRUCTION CARD

TierOne Corporation

THIS PROXY/VOTING INSTRUCTION CARD
IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF TIERONE CORPORATION FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2006

        The undersigned hereby appoints the Board of Directors of TierOne Corporation or any successors thereto, as proxies with full powers of substitution, and/or requests and instructs the Trustee of the 401(k) Plan of TierOne Bank or Trustee of the Employee Stock Ownership Plan (“ESOP”), to represent and vote, or cause to be voted, as designated on the reverse side, all the shares of common stock of TierOne Corporation held of record by the undersigned or allocated to the undersigned’s accounts in the 401(k) Plan and/or ESOP, on March 20, 2006, at the Annual Meeting of Shareholders to be held in the Regents A Room at Embassy Suites Hotel, located at 1040 P Street, Lincoln, Nebraska on May 17, 2006, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof. The shares of TierOne Corporation’s common stock will be voted as specified. If not otherwise specified, this proxy/voting instruction card will be voted by the proxies “FOR” the Board of Directors’ nominees and “FOR” ratification of KPMG LLP as independent auditors and otherwise at the discretion of the proxies or in the case of the Trustees, as directed by TierOne Corporation.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

TIERONE CORPORATION

May 17, 2006

Please date, sign and mail
your proxy/voting instruction
card in the envelope provided
as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1. TO ELECT DIRECTORS: For three-year terms expiring in 2009.		FOR	AGAINST	ABSTAIN
	NOMINEES:	2. PROPOSAL to ratify the appointment of KPMG LLP [_]	[_]	[_]
as independent auditors of the Company for the year
[_] FOR ALL NOMINEES	[_] Gilbert G. Lundstrom	ending December 31, 2006.
[_] WITHHOLD AUTHORITY	[_] Joyce Person Pocras	3. In their discretion, the proxies/trustees are authorized to vote upon such other
FOR ALL NOMINEES		business as may properly come before the meeting.
[_] FOR ALL EXCEPT
(See instruction below)		The undersigned hereby acknowledges receipt of the Notice of Annual
Meeting of Shareholders of TierOne Corporation, the accompanying
Proxy Statement and Annual Report prior to the signing of this
INSTRUCTION: To withhold authority to vote for an individual		proxy/voting instruction card.
nominee, mark "FOR ALL EXCEPT" and fill in the circle next to the
nomineee you wish to withhold, as shown here: [X]		This card also constitutes your voting instructions for any shares held in the TierOne Bank 401(k) Savings Plan and the TierOne Corporation
ESOP and the undersigned hereby authorizes the respective Trustees of such Plans to vote the shares allocated to the undersigned's account(s) as provided herein. Unvoted shares in the TierOne Bank 401(k) Savings
Plan will be voted in the same manner and proportion as the shares of common stock held in such Plan for which voting instructions from participants are received. Shares held in the TierOne Corporation ESOP allocated to participants' accounts will generally not be voted unless the proxy/voting instruction card is returned. With respect to any other matter that properly comes before the meeting, the Trustees are authorized to vote the shares as directed by TierOne Corporation.
To change the address on your account, please check the box
at right and indicate your new address in the address space [_]
above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder			Signature of Shareholder
and/or Plan Participant	____________________________	Date: ___________	and/or Plan Participant	____________________________	Date: ___________
Note:	Please sign exactly as your name or names appear on this Proxy/Instruction card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

TierOne Corporation

May 17, 2006

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy/voting instruction
card in the envelope provided as soon as possible.	COMPANY NUMBER

-OR-	ACCOUNT NUMBER

TELEPHONE – Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow
the instructions. Have your proxy/voting instruction card
available when you call.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1. TO ELECT DIRECTORS: For three-year terms expiring in 2009.		FOR	AGAINST	ABSTAIN
	NOMINEES:	2. PROPOSAL to ratify the appointment of KPMG LLP [_]	[_]	[_]
as independent auditors of the Company for the year
[_] FOR ALL NOMINEES	[_] Gilbert G. Lundstrom	ending December 31, 2006.
[_] WITHHOLD AUTHORITY	[_] Joyce Person Pocras	3. In their discretion, the proxies/trustees are authorized to vote upon such other
FOR ALL NOMINEES		business as may properly come before the meeting.
[_] FOR ALL EXCEPT
(See instruction below)		The undersigned hereby acknowledges receipt of the Notice of Annual
Meeting of Shareholders of TierOne Corporation, the accompanying
Proxy Statement and Annual Report prior to the signing of this
INSTRUCTION: To withhold authority to vote for an individual		proxy/voting instruction card.
nominee, mark "FOR ALL EXCEPT" and fill in the circle next to the
nomineee you wish to withhold, as shown here: [X]		This card also constitutes your voting instructions for any shares held in the TierOne Bank 401(k) Savings Plan and the TierOne Corporation
ESOP and the undersigned hereby authorizes the respective Trustees of such Plans to vote the shares allocated to the undersigned's account(s) as provided herein. Unvoted shares in the TierOne Bank 401(k) Savings
Plan will be voted in the same manner and proportion as the shares of common stock held in such Plan for which voting instructions from participants are received. Shares held in the TierOne Corporation ESOP allocated to participants' accounts will generally not be voted unless the proxy/voting instruction card is returned. With respect to any other matter that properly comes before the meeting, the Trustees are authorized to vote the shares as directed by TierOne Corporation.
To change the address on your account, please check the box
at right and indicate your new address in the address space [_]
above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder			Signature of Shareholder
and/or Plan Participant	____________________________	Date: ___________	and/or Plan Participant	____________________________	Date: ___________
Note:	Please sign exactly as your name or names appear on this Proxy/Instruction card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.